Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”) is made effective as of the 3rd day of December, 2013. This Amendment is an amendment to the Rights Agreement, dated as of January 27, 2011 (the “Rights Agreement”), between Luby’s, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the board of directors of the Company (the “Board”) previously adopted the Rights Agreement;

WHEREAS, the Company’s shareholders approved the Rights Agreement at the Company’s 2012 Annual Meeting of Shareholders;

WHEREAS, on January 20, 2011, the Board declared a dividend distribution of one purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.32 per share (the “Common Stock”), outstanding as of the close of business on February 3, 2011 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock that becomes outstanding between the Record Date and the earliest of the Distribution Date and the Expiration Date, and under certain other circumstances;

WHEREAS, the Rights are set to expire at the close of business on January 27, 2014 (the “Final Expiration Date”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement, without the approval of any holders of Rights;

WHEREAS, the Board has determined to amend the Rights Agreement to extend the Final Expiration Date and update certain other provisions in connection therewith; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows.

Section 1. Amendments to Rights Agreement. The definition of “Final Expiration Date” included in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following: “‘Final Expiration Date’ means the Close of Business on January 27, 2017.”

Section 2. Amendments to Form of Right Certificate. The first paragraph of the Form of Right Certificate, which is attached as Exhibit A to the Rights Agreement, is hereby deleted and replaced in its entirety with the following: “This Right Certificate certifies that,              , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the holder (upon the terms and subject to the conditions set forth in the Rights Agreement dated as of January 27, 2011, as amended by the First Amendment to Rights Agreement, dated as of December 3, 2013 (the “Rights Agreement”) between Luby’s, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”)) to purchase from the Company, at any time after the Distribution Date and prior to the Expiration Date, one-half of one fully paid, nonassessable share of Common Stock (the “Common Stock”) of the Company at a purchase price of $12.00 per one-half of one share of Common Stock (the “Purchase Price”), payable in lawful money of the United States of America, upon surrender of this Right Certificate, with the form of election to purchase and related certificate duly executed, and payment of the Purchase Price at an office of the Rights Agent designated for such purpose.”

Section 3. Amendments to Summary of Rights to Purchase Shares of Common Stock.

a)     The first paragraph of the Summary of Rights to Purchase Shares of Common Stock, which is attached as Exhibit C to the Rights Agreement (the “Summary of Rights”), is hereby deleted and replaced in its entirety with the following: “On January 20, 2011, the Board of Directors of Luby’s, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (each, a “Right”) for each share of common stock, par value $.32 per share (the “Common Stock”), of the Company outstanding at the close of business on February 3, 2011 (the “Record Date”), pursuant to the terms and conditions of the Rights Agreement, dated as of January 27, 2011, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of December 3, 2013 (the “Rights Agreement”).

b)     The twelfth paragraph of the Summary of Rights is hereby deleted and replaced in its entirety with the following: “The Rights will expire on the close of business on January 27, 2017 (the “Final Expiration Date”), unless the Rights Agreement is earlier terminated or such date is extended or the Rights are earlier exchanged or redeemed as described above.”

c)     The eighteenth paragraph of the Summary of Rights is hereby deleted and replaced in its entirety with the following: “A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K filed February 2, 2011. A copy of the Registration Statement on Form 8-A has been filed with the Securities and Exchange Commission on February 2, 2011. A copy of the First Amendment to Rights Agreement, dated December 3, 2013, between the Company and the Rights Agent (the “First Amendment”), has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K filed December 3, 2013. A copy of the Rights Agreement, the Form 8-A and the First Amendment is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.”

Section 4. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 7. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 9. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

Section 10. Counterparts. This Amendment may be executed in one or more counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

LUBY’S, INC. By: /s/ Roy Camberg Name: Roy Camberg Title: General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC By: /s/ Michael A. Nespoli Name: Michael A. Nespoli Title: Executive Director